Exhibit 4.3
                                SECOND AMENDMENT
                                     to the
                        PREFERRED SHARES RIGHTS AGREEMENT
                                     between
                           GLENAYRE TECHNOLOGIES, INC.
                                       and
                     AMERICAN STOCK TRANSFER & TRUST COMPANY



         This Second Amendment (this "Amendment") to the Preferred Shares Rights Agreement is made and entered into as of June 2, 2000 between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent").

                                 R E C I T A L S

         WHEREAS, the Company and the Rights Agent entered into the Preferred Shares Rights Agreement dated as of May 21, 1997, as amended as of January 14, 1999 (as amended, modified, restated or supplemented from time to time, the "Rights Agreement"); and

         WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights; and

         WHEREAS, pursuant to a request by the State of Wisconsin Investment Board (SWIB") in January 1999, the Rights Agreement was amended to exclude SWIB, for the period from January 14, 1999 through January 14, 2000, from the definition of Acquiring Person until such time as SWIB became the Beneficial Owner of a percentage of the Common Shares of the Company then outstanding which equals or exceeds 20% and as a result of such amendment, SWIB will now not become an Acquiring Person until such time as SWIB's percentage of the outstanding Common Shares equals or exceeds 16%;

         WHEREAS, SWIB has requested that the Company again amend the Rights Agreement to exclude SWIB from the definition of Acquiring Person until such time as SWIB becomes the Beneficial Owner of a percentage of the Common Shares of the Company then outstanding which equals or exceeds 20%; and

         WHEREAS, pursuant to its letter dated June 1, 2000 requesting this Amendment and in consideration of such Amendment, SWIB has reconfirmed that it will not seek election or placement of a representative of SWIB on the Company's Board of Directors while SWIB is the Beneficial Owner of 15% or more of the outstanding Common Shares of the Company; and

         WHEREAS, the Company, with the approval of the Board of Directors of the Company, has determined to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

         2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

         3. Amendment to Definitions. The following definitions contained in
Section 1 of the Rights Agreement are hereby deleted in their entirety and amended to read as follows:

                  "ACQUIRING PERSON" shall mean any Person who, itself or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company, SWIB unless and until SWIB shall have become the Beneficial Owner of a percentage of Common Shares then outstanding which equals or exceeds the SWIB Percentage at which such time SWIB shall be an Acquiring Person, or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person: (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or, in the case of SWIB, to a percentage equal to or greater than the SWIB Percentage) of the Common Shares of the Company then outstanding; provided, that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of SWIB, of a percentage equal to or greater than the SWIB Percentage) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or (ii) if within eight (8) days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two (2) days after such notification, such Person is the Beneficial Owner of less than 15% (or, in the case of SWIB, of a percentage less than the SWIB Percentage) of the outstanding Common Shares.

                  "DISTRIBUTION DATE" shall mean the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of the members of the Board of Directors then in office) after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of the members of the Board of Directors then in office) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, SWIB unless and until SWIB shall have become the Beneficial Owner of a percentage of Common Shares


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

then outstanding which equals or exceeds the SWIB Percentage, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 15% or more (or, in the case of SWIB, of a percentage equal to or greater than the SWIB Percentage) of the shares of Common Stock then outstanding.

                  "SWIB PERCENTAGE" shall mean 20% to and including June 15, 2001 at which time the SWIB Percentage shall be reduced to (i) 16% if SWIB is not the Beneficial Owner of 16% or more of the Common Shares of the Company outstanding at the close of business on June 15, 2001 or (ii) if SWIB is the Beneficial Owner of 16% or more of the Common Shares of the Company outstanding at the close of business on June 15, 2001, the next highest whole percentage in excess of the percentage of Common Shares of the Company then outstanding beneficially owned by SWIB (but in no event more than 20%).

                  "TRIGGERING EVENT" shall mean an event pursuant to which any Person (other than the Company, any Subsidiary of the Company, SWIB unless and until SWIB shall have become the Beneficial Owner of a percentage of Common Shares then outstanding which equals or exceeds the SWIB Percentage, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes an Acquiring Person.

         4. Effective Date. This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Amendment by the Company; (b) delivery of a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with Section 27 of the Rights Agreement; and (c) the execution and delivery of this Amendment by the Rights Agent.

         5. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

         6. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

         7. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

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

         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.


                                       GLENAYRE TECHNOLOGIES, INC.


                                       By       s/ Bert C. Klein
                                                ------------------------------
                                       Name     Bert C. Klein
                                       Title    Chief Financial Officer


                                       AMERICAN STOCK TRANSFER
                                       & TRUST COMPANY, as Rights Agent


                                       By       s/ Herbert J. Lemmer
                                                ------------------------------
                                       Name     Herbert J. Lemmer
                                       Title    Vice President



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